Q3 FISCAL 2019 Letter to Shareholders November 7, 2019 1

Q3 Fiscal 2019 Highlights

- Posted $233.5 million of revenue, a gross margin of 22.9% on a GAAP basis and a net loss of $34.9 million. Excluding stock-based compensation, we achieved 25.8% gross margin on a non-GAAP basis and $40.8 million of adjusted EBITDA.
- Achieved a record 302 acceptances, a 46.6% year-over-year increase.
- We announced a collaboration with California BioEnergy to use dairy waste to create biogas that can be used in our Energy Servers to generate renewable electricity that will be used to power electric vehicles throughout California.
- Entered a new, potentially substantial market by announcing a collaboration with Samsung Heavy Industries, a part of Samsung Group, to design and develop ships powered by fuel cells running on natural gas. Each new ship requires 19 megawatts (MW) to 100 MW of power. With 2,000 to 2,500 new ships annually entering the global fleet over the next 5 years, Bloom's Energy Servers could provide the power to operate these ships, which could materially reduce their carbon footprint by up to 45%.
- We have selected Jefferies Group, a leading global investment bank, to manage the refinancing of our debt maturities with a focus on completing this effort in the first half of 2020. A range of options are being considered with a focus on enhancing financial flexibility.
- We appointed Michael Boskin of Stanford's Hoover Institute and Jeff Immelt, former CEO of GE, to our Board of Directors.
- We published two technical notes to our website that discuss the Bloom Energy Server's emissions profile and fuel cell operating life cycle.

"*We* generated record Q3 revenue, delivered meaningful adjusted EBITDA and achieved another quarter of record acceptances. Our primary drivers of success this quarter include installs with new customers in our core industry sectors and expanding relationships with existing customers – which reflects the quality, reliability and cost-effectiveness of our energy solutions. We continue to enable new features of our technology to open new markets and provide additional options for *Bloom's customers and the* industry at large at a time when reliable, clean energy sources are in high demand. We are confident that the Bloom Energy Microgrid is the right product, right now to add to the infrastructure."

KR Sridhar, Founder, Chairman and CEO, Bloom Energy

Q3 Fiscal 2019 Key Results

Revenue ($M)

$233.5M


$376.0
$742.0
$190.2
$233.8
$233.5
FY'17
FY'18
Q3'18
Q2'19
Q3'19

Total Acceptances (100 kW units)

302 systems


622
809
206
271
302
FY'17
FY'18
Q3'18
Q2'19
Q3'19

GAAP Gross Margin

22.9%


-4.8%
15.8%
12.3%
17.8%
22.9%
FY'17
FY'18
Q3'18
Q2'19
Q3'19

Non GAAP Gross Margin (excluding SBC)

25.8%


-2.7%
21.4%
20.8%
22.3%
25.8%
FY'17
FY'18
Q3'18
Q2'19
Q3'19

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Dear Shareholder,

During our third fiscal quarter, which ended September 30, 2019, Bloom Energy continued to deliver strong same quarter year-over-year acceptance and revenue growth, characterized by a diversity of customers, industries and international business. We are expanding into new markets and seeing customer adoption of our zero carbon based generation solutions for biogas. The tailwinds that we are seeing in the California market driven by the discretionary decision to shut-off power during high wind conditions, known as the "Public Safety Power Shutoff," as well as extreme weather events on the East coast, make our technology more relevant now than ever.

Q3 Fiscal 2019 Financial Highlights

	Q3'19	Q2'19	Q3'18
Acceptances (100 kW)	302	271	206
Revenue ($M)	$233.5	$233.8	$190.2
GAAP Gross Margin (%)	22.9%	17.8%	12.3%
Gross Margin Excluding SBC (%)	25.8%	22.3%	20.8%
GAAP Net Loss ($M)	($34.9)	($62.2)	($78.6)
Adjusted EBITDA ($M)	$40.8	$21.9	$15.1
GAAP Net Loss per Share ($)	($0.30)	($0.55)	($0.97)
Adjusted Net Loss per Share ($)	$0.01	($0.13)	($0.13)

Total Acceptances

We achieved a Q3 record 302 acceptances, or 30.2 MW, a 46.6% increase year-over-year.

Generally, an acceptance occurs when the system is turned on and producing full power. For orders where one of our international partners performs the installation, our acceptance criteria is different. Those acceptances are generally achieved when the systems are shipped or arrives to our partner. Upon acceptance, the customer order is moved from product backlog and is recognized as revenue.

The 302 acceptances represented eight different end customers, across six industries and two countries.

Revenue

We achieved $233.5 million of revenue in Q3 of FY19 compared to $190.2 million in Q3 of FY18, an increase of 22.8% year-over-year and generally flat relative to Q2 of FY19.

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Gross Profit and Gross Margin Gross profit on a GAAP basis was $53.5 million in Q3 of FY19, yielding a gross margin on a GAAP basis of 22.9% compared to $23.4 million in Q3 of FY18, with a gross margin on a GAAP basis of 12.3%. Both absolute gross profit and gross margin increased due to higher acceptance volume, favorable acceptance mix and cost reduction efforts. Excluding stock-based compensation, gross profit for Q3 of FY19 on a non-GAAP basis was $60.3 million, which represented gross margin of 25.8%. Non-GAAP gross margin was up sequentially by 3.5 percentage points relative to Q2 of FY19, generally driven by an 11.4% increase in volume, cost reduction as well as typical quarter-to- quarter mix of profitability in acceptances. Compared to Q3 of FY18 and removing stock based compensation, gross profit on a non- GAAP basis was up by $20.8 million, and gross margin on a non- GAAP basis was up by 5.0 percentage points. Both metrics were driven primarily by larger acceptance volumes, cost reduction and changes in mix of acceptances in Q3 of FY19 compared to Q3 of FY18. Operating Expenses Operating expenses for Q3 of FY19 on a GAAP basis were $78.1 million, which included an increase in year-over-year investments in people and materials to support our next generation Energy Server development, new product application development, investments in our demand generation functions to support increased growth and investments in G&A to support public company readiness, partially offset by lower stock-based compensation. Excluding stock-based compensation, Q3 of FY19 operating expenses on a non-GAAP basis were $45.1 million, which was down $5.9 million sequentially from Q2 of FY19 and increased $11.1 million year- over-year, or 32.6%. Q2 of FY19 operating expenses included $5.9 million of one time charges associated with the PPA II upgrade. As a percent of total revenue, our non-GAAP operating expenses, again excluding stock-based compensation, increased 1.4 percentage points from 17.9% of revenue in Q3 of FY18 to 19.3% of revenue in Q3 of FY19. 4

Net Loss and Adjusted EBITDA Net loss for Q3 of FY19 on a GAAP basis was $34.9 million. The results for Q3 of FY19 included $39.9 million of stock-based compensation expenses generally related to stock grants issued at the time of our IPO. Excluding stock-based compensation, net profit was $5.0 million on a non-GAAP basis for Q3 of FY19. Adjusted EBITDA for Q3 of FY19 was $40.8 million. When compared to Q3 of FY18 adjusted EBITDA, which was $15.1 million, Q3 of FY19’s adjusted EBITDA increased $25.7 million. Earnings Per Share EPS for Q3 of FY19 on a GAAP basis was ($0.30) and our adjusted EPS on a non-GAAP basis was $0.01 per share. Free Cash Flow Our cash position, including restricted cash, decreased sequentially by $13.2 million in Q3 of FY19. We calculate free cash flow as cash flow from operations less capital expenditures. For Q3 of FY19, we achieved free cash flow of $18.9 million. Estimates Our outlook for key metrics for Q4 of FY19: Q4 FY19 Acceptances (100 kW units) 355 to 385 3xx to 4xx Average Sales Price (dollars-per-kilowatt) $5,920 to $6,220 $6,xxx to $6,xxx Total Installed System Cost (dollars-per-kilowatt) $4,250 to $4,550 $4,xxx to $4,xxx This outlook is subject to a number of risks and uncertainties and actual results may differ materially due to a variety of factors, as more clearly outlined in the “Forward-Looking Statements” section of this letter. 5

Q3 Fiscal 2019 Business Highlights

Strong acceptances from core set of industries

We are pleased to deliver another strong quarter with acceptances from from both our core industry sectors and international markets,. Our momentum in the healthcare and data center sectors continued, and we saw new acceptances in the utility, pharmaceutical, food and beverage, and education sectors.

Notable new customers that we were excited to bring on this quarter include Illumina, a leading developer and manufacturer of life science tools, and Ramar Foods, America's #1 Filipino food company. Additionally, together with EnergyPower, we're deploying an on-site biogas project in India to supply clean, reliable power to local businesses.



Illumina ribbon cutting ceremony at its headquarters in San Diego, CA

New microgrid solution driven by increasing need for energy resiliency

As we saw with the Public Safety Power Shutdown by California utilities affecting 2 million residents and lasting for several days on multiple occasions, energy resiliency is increasingly vital for businesses and communities. Not only did this event cost up to an estimated $2.6 billion, it also closed down schools, prevented needed care at hospitals, and disrupted business operations.

In response to this need, we launched a new AlwaysON Microgrid solution with attractive financing, designed to make it easier and more convenient for companies to protect themselves from extended grid power outages and escalating grid electricity rates. We designed this new solution to provide customers with a path to energy resiliency in the face of future outages at a predictable cost. Companies depend on our microgrid solution – which provides electric power and can operate independently of the main electrical grid indefinitely – to protect them from both planned and unplanned outages.


Bloom Energy AlwaysON Microgrid Solution
FACILITY LOAD
MICROGRID CONTROLLER
MICROGRID INVERTER
INTEGRATED ENERGY STORAGE
BLOOM ENERGY SERVERS PROVIDE PRIMARY POWER WHEN GRID IS AVAILABLE
CRITICAL LOADS
BLOOM ENERGY SERVERS SWITCH TO MICROGRID MODE TO POWER CRITICAL LOADS IN EVENT OF GRID OUTAGE

Microgrids protect our customers from unplanned and planned outages

Bloom Energy is a leading provider of microgrid solutions with more than 85 microgrids already deployed, helping customers withstand more than 550 grid outages in 2018 alone.

New collaboration to turn dairy waste into clean energy in California

We recently announced that we are working with California Bioenergy LLC (CalBio) to deploy a commercial solution for the conversion of dairy waste into renewable electricity. CalBio's dairy digester technology combined with our solid oxide fuel cell technology will

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deliver an end-to-end solution for the capture of methane from cow manure to the generation of renewable electricity, which has been designed to power electric vehicles (EVs) throughout the state.



We are collaborating with CalBio to deploy a solution to convert dairy waste into renewable energy

Today, most California dairies are making plans to install digesters to capture biogas from their cow manure and are looking for a cleaner way to utilize this fuel. Biogas captured from cow manure contains approximately 65 percent methane, which has a 25 times greater impact on global warming than CO_2 emissions, but is also a useful, renewable fuel.

There is an estimated 320 MW of economically viable dairy biogas in California. With significant deployments of dairy digesters occurring throughout the California dairy industry, there is need for an on-site power generation solution that uses the captured biogas to generate renewable electricity without combustion.

New marine collaboration with Samsung brings solid oxide fuel cells to the sea

We recently announced a new collaboration with Samsung Heavy Industries (SHI), a part of Samsung Group, to design and develop ships powered by our technology. The International Maritime Organization (IMO), an arm of the United Nations, is the global standard-setting agency for the safety, security, and environmental performance of international shipping – and they have stated a new mandate for all shipbuilders to cut their emissions by 50 percent (compared to 2008 levels) by 2050. SHI, one of the world's largest shipbuilding companies, aims to be the first shipbuilder to deliver a large cargo ship for ocean operation powered by fuel cells running on natural gas, which will play a key role in helping the company exceed the IMO's mandate.


Solid Oxide
Fuel Cell Room

We are collaborating with Samsung Heavy Industries to design and develop ships powered by our technology

Today, 80 percent of the world's shipping fleet runs on heavy fuel oil, or bunker fuel, which produces between 2 percent and 3 percent of global carbon emissions. Replacing combustion-based power generation from bunker oil with electrochemical conversion of liquid natural gas (LNG) through fuel cells could have a profound impact on carbon emissions from marine transportation. We estimate that replacing oil-based power generation on large cargo ships, which require up to 100 MW of power per ship, could reduce annual greenhouse gas emissions from shipping by 45 percent.

We believe this is a substantial market opportunity. The global shipping industry today has more than 126,000 ships using more than 600 gigawatts (GW) of power – and it is estimated that around 2,000 to 2,500 ships annually will be added to the global fleet over the next

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five years. Today, the typical Bloom installation size on land is below 5 MW – and each ship uses anywhere from 19 to 100 MW of power. As we’ll be supplying fuel cells to generate power for a portion of or the total power need, we see great potential. Bloom Convertible Debt Maturing in December of 2020 Bloom Energy has selected Jefferies Group, a leading global investment bank, to manage our the refinancing of our debt maturities with a focus on completing this effort in the first half of 2020. A range of options is being considered with a focus on enhancing financial . flexibility. Two New Directors Will Be Joining Our Board Effective November 12, Jeff Immelt, former CEO of General Electric and Michael Boskin, the T. M. Friedman Professor of Economics and senior fellow at Stanford University's Hoover Institution will join our Board of Directors. Fuel Cell Life: A Track Record of Continuous Improvement in Median Time to Replacement (MTTR) Bloom has been installing and operating our Energy Servers for close to a decade. In addition to the advances in our SOFC technology Bloom Energy Servers deployed at a through our research and development efforts, we have been able to California manufacturer collect real-time operating data that has allowed us to continually improve the operating lives of power modules, as well as Energy Servers, to optimize the technology performance once installed at customer sites through our Remote Monitoring and Control Center. . Our fuel cell power modules have an expected MTTR of over 5- years for the Bloom Energy Servers we have been shipping since 2018. This prediction regarding useful life is derived from confirming an MTTR of 4.7 years for our 2015 fleet, projecting improvements from projects implemented since then, and monitoring early field performance of our recent Energy Servers. . Our internal data, as collected from our Remote Monitoring and Control Center, shows the year on year progression of MTTR since 2011, and trending to greater than 4-years in 2015, which is the latest year we can confirm with over 4.5 years of field performance data 8

. As we have matured our technology since its introduction, we have observed an increase in MTTR from 1.9-years for the 2011 vintage to over 4.5-years for the 2015 vintage, as outlined here: . Current models show greater than 5-years for MTTR on our Energy Servers that have shipped over the past 2-years A technical note that details these findings is available on the Bloom Energy website. Accounting for Service In addition to our Energy Servers, we sell service contracts to our customers. These service contracts can and are generally renewed annually by our customers. In summary, the revenue associated with the service contracts is recognized ratably over the service contract term. The treatment of the cost depends on whether the we estimate a profit or a loss on the Bloom Energy Servers deployed at utility scale contract. If we estimate a profit on the contract, which we do for all contracts that we have signed over the last several years, then the cost associated with the contract is expensed “as incurred.” If, however, the contract is estimated to have a loss, we expense that loss at the time of the contract signing or renewal. As we communicated previously, based on the 10-years of data that we have been tracking for service cost, the service revenue over the estimated service contract period for our current installed base exceeds the cost that we expect to incur to support those contracts. How Bloom Reduces Carbon Emissions and Criteria Air Pollutants Bloom Energy’s mission is to make clean, reliable, and affordable energy for everyone in the world. Our solid oxide fuel cell product, the Bloom Energy Server, delivers highly reliable and resilient, ‘Always On’ clean electric power. Our Energy Servers generate electricity without combustion, utilizing natural gas, biogas, or hydrogen as fuel. At 9

Bloom Energy, we work to contribute to the creation of sustainable communities by reducing carbon emissions and criteria air pollutants. Our Energy Servers that run on hydrogen or biogas can produce carbon neutral power, and those fueled by natural gas produce carbon emissions. Our Energy Servers are however, among the most effective ways to displace less efficient centralized power plants with more efficient distributed generation, thereby achieving the combination of near-term emission reductions and increased resiliency. Power generation from our Energy Servers reduce carbon emissions and other air pollutants in the same manner as wind and solar generation — by displacing dirtier power plants. However, unlike wind and solar, our Energy Servers can do so around the clock. To validate the net emissions reduction impact of our Energy Servers, Bloom commissioned a leading independent engineering firm, DNV- GL, to review the methodology used to determine our Energy Server’s emissions performance. DNV-GL found that our analysis relies upon valid reference data and computational approaches aligned with industry practice. The results show that since Bloom began commercial deployments in 2011 our systems have achieved: . Approximately 2.33 million metric tonnes of CO2 reduction globally through 2019, equivalent to 18,900 acres of forest preservation or taking nearly one half of one million cars off the road for a year1 . Associated criteria pollutant reductions, including 5.05 million pounds of sulfur oxides (SOx), and 8.9 million lbs. of nitrogen oxides (NOx), equivalent to preventing approximately 5,200 lost work days and more than 30,000 days of restricted activity due to illness2 A technical note that details these findings is available on the Bloom Energy website. 1 https://www.epa.gov/energy/greenhouse-gas-equivalencies-calculator 2 Based on California default values from the Clean Power Plan https://www3.epa.gov/ttnecas1/docs/ria/utilities_ria_final-clean- power-planexisting-units_2015-08.pdf 10

Summary We are pleased with our Q3 of FY19 financial results, and look forward to executing on our Q4 of FY19 operating plan. In addition to the financial results, we are excited by the traction that we are seeing for our biogas solution both domestically and in India, as evidenced by our customer announcements this quarter. In addition, we see significant opportunity in ancillary markets like the shipping industry, where there is a clear and present need for a technology like ours. Even with all of the new opportunity, the tailwinds that we see in our core market continue to accelerate. With utlity induced blackouts in California and extreme weather events on the East Coast, our technology is more relevant now than it ever has been. We are excited for the rest of FY19, as we continue on our mission to deliver clean, reliable and affordable energy to everyone in the world. Sincerely, KR Sridhar, Founder, Chairman and Chief Executive Officer Randy Furr, Chief Financial Officer 11

Bloom Energy
Summary GAAP Profit and Loss Statements

($000)	Q3'19	Q2'19	Q3'18
Revenue	233,471	233,782	190,190
Cost of Revenue	180,006	192,109	166,805
Gross Profit	53,465	41,673	23,385
Gross Margin	22.9%	17.8%	12.3%
Operating Expenses	78,113	91,793	89,496
Operating Income	(24,648)	(50,120)	(66,111)
Operating Margin	(10.6%)	(21.4%)	(34.8%)
Non-operating Expenses[1]	10,255	12,096	12,468
Net Loss	(34,903)	(62,216)	(78,579)

1. Non-Operating Expenses and tax provision and non-controlling interest

Bloom Energy
Summary Non-GAAP Financial Information

Excluding Stock Based Compensation ($000)	Q3'19	Q2'19	Q3'18
Revenue	233,471	233,782	190,190
Cost of Revenue	173,213	181,717	150,649
Gross Profit (Loss)	60,258	52,065	39,541
Gross Margin	25.8%	22.3%	20.8%
Operating Expenses	45,051	50,967	33,975
Operating Income	15,207	1,098	5,566
Operating Margin	6.5%	0.5%	2.9%
Non-operating Expenses	10,255	12,096	12,468
Net (Loss)	4,952	(10,998)	(6,902)
Adjusted EBITDA	40,828	21,884	15,050

Stock-Based Compensation Bridge ($000)	Q3'19	Q2'19	Q3'18
Gross Profit (Loss)	53,465	41,673	23,385
Stock-based compensation-Cost of Revenue	6,793	10,392	16,156
Gross Profit – excluding SBC	60,258	52,065	39,541
Operating Expenses	78,113	91,793	89,496
Stock-based compensation-Operating Expenses	33,062	40,826	55,521
Operating Expenses -excluding SBC	45,051	50,967	33,975

Q3'19 Non GAAP Financial Information $'000	Upfront	Ongoing				Total
	Product + Install	Service	Product + Install	Electricity	Total Ongoing	Q3'19
Acceptances (100kW)	302		-			302
Revenue	199,874	23,597	1,752	8,248	33,597	233,471
Cost of Revenue	112,639	35,519	1,806	23,249	60,574	173,213
Gross Profit	87,235	(11,922)	(54)	(15,001)	(26,977)	60,258
Operating Expenses						45,051
Operating Income						15,207

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Product & Install Unit Q3’19 Q2’19 Q3’18 Economics ($/kW) ASP 6,618 7,203 7,231 TISC1 3,730 5,274 5,648 Profit (Loss) 2,888 1,929 1,583 1. Total installed system cost is a cost metric to approximate the product and install cost of goods sold on a per kilowatt basis Working Capital Metrics Q3’19 Q2’19 Q3’18 Days of Sales 13 24 19 Days of Inventory 75 73 87 Days of Payables 43 37 34 13

Bloom Energy Servers have been deployed at approximately 600 locations across diverse industries in four countries. 14

Bloom Energy Condensed Consolidated Balance Sheet (unaudited) (in thousands) September 30, December 31, 2019 2018 Assets Current assets: Cash and cash equivalents $ 226,499 $ 220,728 Restricted cash 14,486 28,657 Short-term investments — 104,350 Accounts receivable 26,737 84,887 Inventories 140,372 132,476 Deferred cost of revenue 50,707 62,147 Customer financing receivable 5,919 5,594 Prepaid expense and other current assets 25,639 33,742 Total current assets 490,359 672,581 Property, plant and equipment, net 384,377 481,414 Customer financing receivable, non-current 62,615 67,082 Restricted cash, non-current 116,890 31,100 Deferred cost of revenue, non-current 57,286 102,699 Other long-term assets 58,400 34,792 Total assets $ 1,169,927 $ 1,389,668 Liabilities, Redeemable Noncontrolling Interest, Stockholders’ Deficit and Noncontrolling Interests Current liabilities: Accounts payable $ 81,060 $ 66,889 Accrued warranty 15,295 19,236 Accrued other current liabilities 82,150 69,535 Deferred revenue and customer deposits 88,060 94,158 Current portion of recourse debt 15,678 8,686 Current portion of non-recourse debt 7,983 18,962 Current portion of non-recourse debt from related parties 3,500 2,200 Total current liabilities 293,726 279,666 Derivative liabilities, net of current portion 14,648 10,128 Deferred revenue and customer deposits, net of current portion 179,712 241,794 Long-term portion of recourse debt 359,959 360,339 Long-term portion of non-recourse debt 217,334 289,241 Long-term portion of recourse debt from related parties 27,734 27,734 Long-term portion of non-recourse debt from related parties 31,781 34,119 Other long-term liabilities 56,117 55,937 Total liabilities 1,181,011 1,298,958 Redeemable noncontrolling interest 557 57,261 Stockholders’ deficit (106,847) (91,661) Noncontrolling interest 95,206 125,110 Total liabilities, redeemable noncontrolling interest, stockholders' deficit and noncontrolling interest $ 1,169,927 $ 1,389,668 15

Bloom Energy Condensed Consolidated Statement of Operations (unaudited) (in thousands, except per share data) Three Months Ended September 30, 2019 2018 Revenue: Product $ 182,616 $ 125,690 Installation 19,010 29,690 Service 23,597 20,751 Electricity 8,248 14,059 Total revenue 233,471 190,190 Cost of revenue: Product 94,056 95,357 Installation 26,162 40,118 Service 36,539 22,651 Electricity 23,249 8,679 Total cost of revenue 180,006 166,805 Gross profit 53,465 23,385 Operating expenses: Research and development 23,389 27,021 Sales and marketing 18,125 21,476 General and administrative 36,599 40,999 Total operating expenses 78,113 89,496 Loss from operations (24,648) (66,111) Interest income 1,214 1,467 Interest expense (15,280) (16,853) Interest expense to related parties (1,605) (1,966) Other income (expense), net 525 (705) Gain (loss) on revaluation of warrant liabilities and embedded derivatives — 1,655 Net loss before income taxes (39,794) (82,513) Income tax provision (benefit) 136 (3) Net loss (39,930) (82,510) Net loss attributable to noncontrolling interests and redeemable noncontrolling interests (5,027) (3,931) Net loss attributable to Class A and Class B common stockholders $ (34,903) $ (78,579) Net loss per share attributable to Class A and Class B common stockholders, basic and diluted $ (0.30) $ (0.97) Weighted average shares used to compute net loss per share attributable to Class A and Class B common stockholders, basic and diluted 116,330 81,321 16

Bloom Energy Condensed Consolidated Statement of Cash Flows (unaudited) (in thousands) Nine Months Ended September 30, 2019 2018 Cash flows from operating activities: Net loss $ (195,434) $ (155,046) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and Amortization 55,816 32,141 Write-off of property, plant and equipment, net 2,987 901 Write-off of PPA II decommissioned assets 25,613 — Debt make-whole penalty 5,934 — Revaluation of derivative contracts 1,335 26,761 Stock-based compensation 154,955 87,451 Loss on long-term REC purchase contract 61 150 Revaluation of stock warrants — (9,109) Amortization of debt issuance cost 16,295 20,279 Changes in operating assets and liabilities: Accounts receivable 58,150 (11,168) Inventories (7,896) (44,465) Deferred cost of revenue 56,854 47,945 Customer financing receivable and other 4,142 3,736 Prepaid expenses and other current assets 7,928 (6,514) Other long-term assets 3,281 1,052 Accounts payable 14,171 11,236 Accrued warranty (3,941) 1,164 Accrued other current liabilities 5,029 1,885 Deferred revenue and customer deposits (68,180) (32,203) Other long-term liabilities 2,083 10,156 Net cash provided by (used in) operating activities 139,183 (13,648) Cash flows from investing activities: Purchase of property, plant and equipment (23,474) (4,333) Payments for acquisition of intangible assets (1,478) (2,762) Purchase of marketable securities — (15,732) Proceeds from maturity of marketable securities 104,500 38,250 Net cash provided by investing activities 79,548 15,423 Cash flows from financing activities: Repayment of debt (93,263) (14,036) Repayment of debt to related parties (1,691) (990) Debt make-whole payment (5,934) — Payments to redeemable noncontrolling interests related to the PPA II decommissioning (43,713) — Distributions to noncontrolling and redeemable noncontrolling interests (9,363) (14,192) Proceeds from issuance of common stock 12,623 1,456 Proceeds from public offerings, net of underwriting discounts and commissions — 292,529 Payments of initial public offering issuance costs — (2,928) Net cash used in financing activities (141,341) 261,839 Net increase in cash, cash equivalents, and restricted cash 77,390 263,614 Cash, cash equivalents, and restricted cash: Beginning of period 280,485 180,612 End of period $ 357,875 $ 444,226 17

Bloom Energy

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited) (In Thousands)

Gross Margin to Gross Margin Excluding Stock Based Compensation

Gross margin excluding stock based compensation (SBC) is a supplemental measure of operating performance that does not represent and should not be considered an alternative to gross margin, as determined under GAAP. This measure removes the impact of stock based compensation. We believe that gross margin excluding stock based compensation supplements the GAAP measure and enables us to more effectively evaluate our performance period-over-period. A reconciliation of gross margin excluding stock based compensation to gross margin, the most directly comparable GAAP measure, and the computation of gross margin excluding stock based compensation are as follows:

	Q3'19	Q2'19	Q3'18
Revenue	233,471	233,782	190,190
Gross Profit	53,465	41,673	23,385
Gross Margin %	22.9%	17.8%	12.3%
Stock-based compensation (Cost of Revenue)	6,793	10,392	16,156
Gross Profit excluding SBC	60,258	52,065	39,541
Gross Margin excluding SBC %	25.8%	22.3%	20.8%

Operating Income to Operating Income Excluding Stock Based Compensation

Operating income excluding stock based compensation is a supplemental measure of operating performance that does not represent and should not be considered an alternative to operating income, as determined under GAAP. This measure removes the impact of stock based compensation. We believe that operating income excluding stock based compensation supplement the GAAP measure and enable us to more effectively evaluate our performance period-over-period. A reconciliation of operating income excluding stock based compensation to operating income, the most directly comparable GAAP measure, and the computation of operating income excluding stock based compensation are as follows:

	Q3'19	Q2'19	Q3'18
Operating Income	(24,648)	(50,120)	(66,111)
Stock-based compensation	39,855	51,218	71,677
Operating Income excluding SBC	15,207	1,098	5,566

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Net Loss to Adjusted Net Loss and Computation of Adjusted Net Loss per Share

Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. This measure removes the impact of the non-controlling interests associated with our legacy PPA entities, the revaluation of warrants and derivatives, fair market value adjustment for the PPA derivatives, and stock based compensation, all of which are non-cash charges. We believe that adjusted net loss and adjusted net loss per share supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of adjusted net loss to net loss, the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows:

	Q3'19	Q2'19	Q3'18
Net loss to Common Stockholders	(34,903)	(62,216)	(78,579)
Loss for non-controlling interests[1]	(5,027)	(5,015)	(3,931)
Loss (gain) on warrant & derivatives liabilities[2]	-	-	(1,655)
Loss (gain) on the Fair Value Adjustments for certain PPA derivatives[3]	828	1,034	(1,103)
Stock-based compensation	39,855	51,218	71,677
Adjusted Net Loss	753	(14,979)	(13,591)
Net loss to Common Stockholders per share	$ (0.30)	$ (0.55)	$ (0.97)
Adjusted net loss per share	$ 0.01	$ (0.13)	$ (0.13)
Pro forma weighted average shares outstanding attributable to common, Basic and Diluted (thousands)[4]	117,263	114,543	102,958

1. Represents the profits and losses allocated to the non-controlling interests under the hypothetical liquidation at book value (HLBV) method
2. Represents the adjustments to the fair value of the warrants issued or embedded derivatives associated with the convertible notes
3. Represents the adjustments to the fair value of the derivative forward contract for one PPA entity (our first PPA company), a wholly owned subsidiary
4. Includes adjustments to reflect assumed conversion of redeemable convertible preferred stock and convertible promissory notes

Net Loss to Adjusted EBITDA

Adjusted EBITDA is a non-GAAP supplemental measure of operating performance that does not represent and should not be considered an alternative to operating loss or cash flow from operations, as determined by GAAP. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense, non-controlling interest, revaluations, stock based compensation and depreciation and amortization expense. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Adjusted EBITDA may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of Adjusted EBITDA to net loss is as follows:

	Q3'19	Q2'19	Q3'18
Net loss to Common Stockholders	(34,903)	(62,216)	(78,579)
Loss for non-controlling interests[1]	(5,027)	(5,015)	(3,931)
Loss (gain) on warrant & derivatives liabilities[2]	-	-	(1,655)
Loss (gain) on the Fair Value Adjustments for certain PPA derivatives[3]	828	1,034	(1,103)
Stock-based compensation	39,855	51,218	71,677
Depreciation & Amortization	24,793	19,752	10,587
Provision (benefit) for Income Tax	136	258	(3)
Interest Expense / Other Misc	15,146	16,853	18,057
Adjusted EBITDA	40,828	21,884	15,050

1. Represents the profits and losses allocated to the non-controlling interests under the hypothetical liquidation at book value (HLBV) method
2. Represents the adjustments to the fair value of the warrants issued or embedded derivatives associated with the convertible notes
3. Represents the adjustments to the fair value of the derivative forward contract for one PPA entity (our first PPA company)

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Safe Harbor Statement / Forward-Looking Statements This letter may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our collaboration with CalBIo on its biogas project; entering a new and potentially substantial market in collaboration with Samsung to provide electric power to its fleet; the potential reduction in the carbon footprint of the Samsung fleet; information regarding our fuel cell module life; the timing of the proposed refinancing of our current debt facilities; potential new market opportunities for Bloom technology; the potential impact of power shutdowns in California on our future business; and estimates of future acceptances, Average Sales Price and Total Installed System Costs. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors including, but not limited to, our limited operating history, the emerging nature of the distributed generation market, the significant losses we have incurred in the past, the significant upfront costs of our Energy Servers, the risk of manufacturing defects, the accuracy of our estimates regarding the useful life of our Energy Servers, the availability of rebates, tax credits and other tax benefits, our reliance on tax equity financing arrangements, our reliance upon a limited number of customers, our lengthy sales and installation cycle, construction, utility interconnection and other delays and cost overruns related to the installation of our Energy Servers, business and economic conditions and growth trends in commercial and industrial energy markets, global economic conditions and uncertainties in the geopolitical environment; overall electricity generation market and other risks and uncertainties. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we, nor any other person (including any potential underwriter of our securities), assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations, except as required by law. These forward-looking statements should also be read in conjunction with the other cautionary statements that are included elsewhere in our public filings, including under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and subsequent filings with the SEC. These statements were made as of November 7, 2019 and reflect management’s views and expectations at that time. We disclaim any obligation to update or revise any forward-looking statements in this letter to reflect subsequent events, actual results or changes in our expectations. Management’s Use of Non-GAAP Financial Measures This letter includes certain non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of these non- GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measure to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We urge you to review the reconciliations of our non-GAAP financial measures to the most directly comparable U.S. GAAP 20 financial measures set forth in this letter, and not to rely on any single financial measure to evaluate our business. 21